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                                                                   Exhibit 99.1

FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
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AT THE COMPANY
Neil H. Koenig
Interim Chief Financial Officer
(212) 949-1373

            FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES DEVELOPMENT IN ZONING SUIT AFFECTING PARK PLAZA MALL

FOR IMMEDIATE RELEASE - December 9, 2003 - First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) today announced that the Supreme Court of Arkansas had reversed a June 2002 trial court ruling that the zoning of a proposed mall site in Little Rock, Arkansas had reverted from commercial to residential zoning in 1991. If developed according to plan, the new mall would be in competition with Park Plaza Mall, also located in Little Rock and owned by First Union. The developers of the proposed mall, Simon Property Group and Dillard Department Stores, Inc., had appealed the decision of the trial court to the Supreme Court of Arkansas. Dillard owns and operates two department stores which anchor Park Plaza Mall.

The ruling of the Supreme Court of Arkansas, issued on December 4, 2003, found that the complaint brought in the trial court was barred by the doctrine of laches. The Supreme Court ruled that, by filing their action after the developers of the property had purchased the property and incurred investment costs with respect to the property, the adjacent landowners were barred from pursuing their complaint.

Plaintiffs and defendants in the zoning challenge, including the city of Little Rock, previously stipulated in the trial court that petitions for a city-wide referendum on the Little Rock Board of Directors' approval of the development plan for the proposed mall complied with the minimum requisite legal standards for a referendum. The Arkansas Supreme Court expressly stated that the issue of the legitimacy of the referendum was not affected by its ruling. In the event that the sponsors of the referendum procedure cause it to go forward, the referendum would likely proceed unless otherwise enjoined by a court of competent jurisdiction.

The purpose of the referendum is to overturn the determination by the Board of Directors of the City of Little Rock as respects the zoning for the proposed new mall. If a majority of voters at the referendum fail to vote to overturn that determination, that result could have a negative impact on Park Plaza Mall.

First Union is not aware of the plans of the developers with respect to the pursuit of the new mall in light of the ruling of the Arkansas Supreme Court. It is not possible to predict the ultimate

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effect of the opinion of the Supreme Court of Arkansas on the development of the new mall and, thus, the effect on the Park Plaza Mall. The operations of Park Plaza Mall are currently unaffected by the ruling of the Arkansas Supreme Court.

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Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, the risk that adverse judicial rulings, adverse referendum results or other negative events will affect the ultimate outcome of these matters resulting in possible impairment to the value of the Park Plaza Mall. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.


First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in New York, New York.